CHIANG, TIEN JEN

Attorney at Law

B303D, No. 185 Kewang Rd,

Longtan Township, Taoyuan County,

Taiwan (R.O.C) 325

Tel:011-886-3-4072339

November 16, 2016

Mr. Jose Galarza

President

Kalmin Corp.

Alberdi 1045 Caacupe, Paraguay

Tel. +1(702)879-4171

Email: corp@kalmincorp.com

Re:      Kalmin Corp.

Registration Statement on Form S-1

Dear Mr. Galarza:

I have acted as special legal counsel for Kalmin Corp., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Form S-1"), filed with the Securities and Exchange Commission on November 16, 2016. The Form S-1 relates to the  registration for the public offering of an aggregate of 3,000,000 shares (the “IPO Shares”) of common stock of the Company (the "Common Stock") under the Securities Act of 1933, as amended (the "Securities Act').

Excluding financial statements, I have examined following documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion:

1.      the Form S-1;

2.      the Articles of Incorporation and any amendments thereto;

3.      the Bylaws and any amendments thereto;

4.      the Company’s resolutions of the Board of Directors; and

5.      such other corporate documents and matters as I have deemed necessary to render my opinion.

I have assumed, without independent investigation, the genuineness of all signatures and the authenticity of all documents submitted to me as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  As to any matters of fact, both expressed and implied, I have relied upon representations, statements or certificates of officers of the Company.

Our opinion set forth herein is limited to the corporation law of the State of Nevada and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  I do not express any opinion and make any representation to any other laws or the law of any other jurisdiction.

Based upon the foregoing, I am of the opinion that the IPO Shares have been duly authorized and when issued and paid for as described in the Form S-1, will be, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Form S-1 and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Interests of Named Experts and Counsel". In giving this consent, I do not admit that I am an expert within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

My opinion is expressly limited to the matters set forth above and I do not render and express any opinion or representation, whether by implication or otherwise, as to any financial statements of the Company; any other matters relating to the Company; and/or any other document or agreement involved with the issuance of the IPO Shares. I assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

/s/  Chiang, Tien Jen

Chiang, Tien Jen

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